Exhibit 10.14
WINGSTOP INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN
SERVICE–BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
This Service-based Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences the award (the “Award”) by Wingstop Inc. (the “Company”) to [________] (the “Grantee”) of [________] restricted stock units (“RSUs”) granted on [________] (the “Grant Date”) in accordance with the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”).

WINGSTOP INC.

By:
Name:
Title:
TERMS AND CONDITIONS
Section 1.Plan. The Award is subject to all of the terms and conditions set forth in the Plan and this Award Agreement, and all capitalized terms not otherwise defined in this Award Agreement have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Award Agreement is inconsistent with the Plan, the Plan will control. A copy of the Plan will be made available to the Grantee upon written request to the Secretary of the Company
Section 2.Grant of RSUs. Each RSU represents the right to receive one share of $0.01 par value Common Stock of the Company (a “Share”), subject to the terms and conditions set forth in this Award Agreement and the Plan. The RSUs shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Grantee’s Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
Section 3.Consideration. The grant of RSUs is made in consideration of the services to be rendered by the Grantee to the Company.

Exhibit 10.14
Section 4.Vesting. Except as otherwise provided herein, provided that the Grantee has not incurred a Termination as of the applicable vesting date, the RSUs will vest in accordance with the following schedule:

Vesting Date	Number of RSUs
[____] anniversary of the Grant Date	[____] of the RSUs

[____] anniversary of the Grant Date	[____] of the RSUs

[____] anniversary of the Grant Date	[____] of the RSUs
(a) The foregoing vesting schedule notwithstanding, except as provided in Section 4(b) or (c), upon the Grantee’s Termination for any reason at any time before all of his or her RSUs have vested, the Grantee’s unvested RSUs shall be automatically forfeited upon such Termination and the Company shall not have any further obligations to the Grantee under this Award Agreement.
(b) In the case of the Grantee’s death or Disability, for purposes of determining vesting under this Section 4, the Grantee’s employment will be deemed to have been terminated on the next scheduled anniversary date of the Grant Date for the purposes of vesting, and that period will count towards the applicable vesting schedule. For purposes of this Section 4(b), “Disability” has the same meaning as such term is defined in the Company’s long-term disability insurance policies which now or hereafter cover the permanent disability of the Grantee or, in absence of such policies, means the inability of the Grantee to work in a customary day-to-day capacity for six consecutive months or for six months within a 12 month period, as determined by the Board.
(c) In the event a Change in Control occurs and within six months prior to or two years after such Change in Control (A) the Grantee’s employment is terminated by the Company without Cause, or (B) the Grantee’s employment is terminated by the Grantee for Good Reason, the unvested portion of the RSUs shall become fully vested and nonforfeitable as of the date of the Grantee’s Termination of employment.
Section 5.Dividend Equivalents. If, prior to the date RSUs are settled pursuant to Section 6, the Company declares a cash or stock dividend with respect to shares of Common Stock, then, on the payment date of the dividend, Dividend Equivalents shall be credited to the Grantee’s Account in an amount equal to the dividends that would have been paid to the Grantee if one Share had been issued on the Grant Date for each RSU granted to the Grantee as set forth in this Award Agreement. Any cash dividend credited to the Grantee’s Account shall be adjusted with interest at a rate and subject to such terms as determined by the Committee. The Dividend Equivalents, and interest, if any, credited to the Grantee’s Account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents and interest, if any, subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original RSUs to which they relate. Any Dividend Equivalents payable under the Plan will be treated as

Exhibit 10.14
separate payments from the underlying RSUs for purposes of Section 409A of the Code (“Section 409A”).
Section 6.Settlement.
(a) Vested RSUs shall be settled in Shares as soon as practicable following the date such RSUs are vested in accordance with Section 4 above (and in no event later than March 15 of the calendar year following the calendar year in which such RSUs become vested) by delivering to the Grantee one Share for each vested RSU. Upon receipt by the Grantee of a Share in settlement of a vested RSU, such RSU shall be cancelled.
(b) Notwithstanding Section 6(a), if the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent such RSUs constitute deferred compensation within the meaning of Section 409A of the Code, such settlement will be delayed until the earlier of: (i) the date that is six months following the Grantee’s separation from service and (ii) the Grantee’s death.
Section 7.Delivery. The Company will deliver a properly issued certificate for any Shares received in settlement of RSUs pursuant to Section 6 as soon as practicable after settlement (or otherwise register such Shares in the name of the Grantee), and such delivery (or registration in the name of the Grantee) shall discharge the Company of all of its duties and responsibilities with respect to the RSUs under this Award Agreement.
Section 8.Nontransferable. Subject to any exceptions set forth in this Award Agreement or the Plan, until such time as the RSUs are settled in accordance with Section 6, the RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective.
Section 9.Release. As a condition to the delivery of the Shares received in settlement of RSUs pursuant to Section 6, the Company, at its option, may require the Grantee to execute a general release on behalf of the Grantee and the Grantee’s heirs, executors, administrators and assigns, releasing all claims, actions and causes of action against the Company and each parent, subsidiary and former affiliate of the Company, and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives. Such release must be in form and substance satisfactory to the Board.
Section 10.No Right to Continue Service. Neither the Plan, this Award Agreement, the Award, nor any related material shall give the Grantee the right to continue in employment by Company or shall adversely affect the right of the Company to terminate The Grantee’s employment with or without Cause at any time.

Exhibit 10.14
Section 11.Shareholder Status. The Grantee shall have no rights as a shareholder with respect to the RSUs until the Grantee receives a distribution of Shares in settlement of vested RSUs in accordance with Section 6, and such Shares have been duly issued and delivered to (or registered in the name of) the Grantee.
Section 12.Securities Registration. As a condition to the delivery of the certificate for any Shares purchased pursuant to the settlement of the RSUs pursuant to Section 4 (or the registration of such Shares in the name of the Grantee), The Grantee shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.
Section 13.Compliance with Law. The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.
Section 14.Other Agreements. As a condition to the delivery of the Shares received in settlement of RSUs pursuant to Section 6, The Grantee shall enter into such additional confidentiality, covenant not to compete, non-disparagement and non-solicitation, employee retention, and other agreements as the Company deems appropriate, all in a form acceptable to the Board. The Grantee acknowledges that his receipt of the Award and participation in the Plan is voluntary on his part and has not been induced by a promise of employment or continued employment.
Section 15.Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a) tendering a cash payment;
(b) authorizing the Company to withhold shares of Common Stock from the Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the RSUs;
(c) delivering to the Company previously owned and unencumbered shares of Common Stock; or
(d) any combination of (a), (b), or (c).

Exhibit 10.14
In the event that any RSUs vest during a closed trading window under the Company’s Insider Trading Compliance Policy, the Company shall satisfy any federal, state, or local tax withholding obligation in connection therewith by the method specified in Section 15(b).
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (x) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs or the subsequent sale of any Shares, and (y) does not commit to structure the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.
Section 16.No Challenge. Notwithstanding any provision of this Award Agreement to the contrary, the Grantee covenants and agrees that he or she will not (i) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Award Agreement, or (ii) raise, as a defense, the validity or enforceability of any provision of this Award Agreement, in any claim, lawsuit, arbitration or other proceeding. Should The Grantee violate any aspect of this Section 16, The Grantee agrees (a) that, in the case of a breach of clause (i) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (b) that The Grantee will pay all costs and damages incurred by the Company in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees and expenses), or such defense, as the case may be; (c) that The Grantee will immediately forfeit all unvested RSUs; and (d) that the Grantee will immediately sell to the Company all Shares received upon settlement of vested RSUs at a price equal to the aggregate purchase price, if any, paid by the Grantee for such Shares, or the current fair market value of such Shares (as determined in the sole discretion of the Company), whichever is less.
Section 17.Governing Law. The Plan and this Award Agreement shall be governed by the laws of the State of Delaware.
Section 18.Binding Effect. This Award Agreement shall be binding upon the Company and the Grantee and their respective heirs, executors, administrators and successors.
Section 19.Section 409A. This Award Agreement and this award of RSUs is intended to comply with the short-term deferral exception to Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time and shall be interpreted by the Committee to effect such intent. This Section 19 does not create any obligation on the part of the Company to modify the terms of this Award Agreement or the Plan and does not guarantee that the RSUs or the delivery of Shares upon settlement of the RSUs will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. The Company will have no liability to the Grantee or any other party if the RSUs, the delivery of Shares upon settlement of the RSUs or any other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

Exhibit 10.14
Section 20.Headings and Sections. The headings contained in this Award Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Agreement. Any references to sections in this Award Agreement shall be to sections of this Award Agreement, unless otherwise expressly stated as part of such reference.

Accepted and agreed to:

Grantee

Date: